Exhibit 5

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

February 6, 2006

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Re:	HomeBanc Corp. – 10% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”)

Ladies and Gentlemen:

We have acted as counsel to HomeBanc Corp., a Georgia corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3, (Commission File No. 333-127955) (the “Registration Statement”), by the Company, HomeBanc Mortgage Corporation, a Georgia corporation and wholly-owned subsidiary of the Company, HMB Capital Trust II, a Delaware statutory business trust, and HMB Capital Trust III, a Delaware statutory business trust on August 30, 2005, as amended on September 23, 2005 and as declared effective by the Commission on September 26, 2005. We are furnishing this opinion to you pursuant to Item 16 of Commission Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s issuance of up to 2,300,000 shares of the Series A Preferred Stock, pursuant to the Company’s prospectus, dated September 26, 2005 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated February 2, 2006, filed by the Company with the Commission pursuant to Rule 424(b)(2) on February 3, 2006. The Company offered and sold the shares of Series A Preferred Stock to the several underwriters named in Schedule I to the Underwriting Agreement, dated February 2, 2006 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc., as Representative of the several Underwriters named in Schedule I to the Underwriting Agreement.

We have examined the relevant corporate and other documents, including the resolutions adopted by the Company’s Board of Directors on July 18, 2005, the resolutions adopted by the Pricing Committee of the Board of Directors on February 2, 2006, the Articles of Amendment to the Company’s Articles of Incorporation filed with the Georgia Secretary of State on February 3, 2006, a specimen certificate representing shares of the Series A Preferred

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

HomeBanc Corp.

February 6, 2006

Stock and the Underwriting Agreement. We have made such other examinations of matters of law and of fact as we considered appropriate or advisable for purposes of this opinion. In rendering the opinions expressed herein, we have relied conclusively upon the accuracy and completeness of the representations and warranties and the due performance of all covenants and agreements of the parties to the Underwriting Agreement. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that the Company has been duly organized and is validly existing as a corporation under the laws of the State of Georgia. We have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing, and subject to all of the other assumptions, limitations and qualifications set forth herein, we are of the opinion as follows:

The shares of Series A Preferred Stock, when Certificates in the form reviewed by us representing the shares of Series A Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable Underwriting Agreement versus payment of the consideration therefor provided by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the opinions expressed above, we have further assumed that: (i) the shares of Series A Preferred Stock have been and will be issued and sold, and all related documents, instruments and agreements were duly executed and delivered for good consideration and in compliance with applicable law; (ii) the shares of Series A Preferred Stock were sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of the Underwriting Agreement; and (iii) certificates representing the shares of Series A Preferred Stock were duly executed and delivered in the form reviewed by us.

We express no opinion as to any obligations that parties other than the Company may have under or in respect of the shares of Series A Preferred Stock or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

The foregoing opinions are limited to the federal laws of the United States of America and the corporate laws of the State of Georgia. To the extent that the agreements referred to herein purport to be governed by the laws of the State of New York, we have assumed that such laws are the same as those of the State of Georgia. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

HomeBanc Corp.

February 6, 2006

We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consents, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act.

This opinion is limited to the matters herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to update this opinion for any changes of fact or law which may occur hereafter.

This opinion is being furnished to you solely for your benefit in connection with the transactions and matters relating to the Registration Statement and the shares of Series A Preferred Stock, and is not be used, circulated, quoted or otherwise referred to or relied upon for any purpose without our prior express written consent.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Ralph F. MacDonald, III
Ralph F. MacDonald, III